Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND CERTIFICATE OF INCORPORATION OF

MITESCO, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Mitesco, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware does hereby certify:

The board of directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Certificate of Incorporation of the Corporation as follows:

That ARTICLE EIGHT shall be amended by replacing ARTICLE EIGHT in its entirety as follows:

“EIGHT: The total number of common shares of stock which the corporation shall have authority to issue is Five hundred million (500,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”) and ONE HUNDRED MILLION (100,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

The Preferred Stock of the Corporation shall be issued by the board of directors of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the board of directors of the corporation may determine, from time to time.

The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

Shares of Common Stock and Preferred Stock may be issued from time to time as the board of directors shall determine and, on such terms, and for such consideration as shall be fixed by the board of directors.”

That ARTICLE EIGHT shall be amended by adding the following:

“Effective at 5:00 p.m. Eastern Time, on the date of the effective date of this Certificate of Amendment to the Amended and Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 50 shares of issued and outstanding Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, the Company will round up to one whole share of our Common Stock in the event a stockholder would be entitled to receive a fractional share of our Common Stock as a result of the combination.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined, provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

This Certificate of Amendment shall be effective as of November 21, 2022 at 5:00 p.m. Eastern Time.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment to the Certificate of Incorporation this 21st day of November 2022.

Lawrence Diamond, CEO